Exhibit 10.31
CEDAR FAIR, L.P.
EXECUTIVE AND MANAGEMENT SEVERANCE PLAN
Purpose of this Plan; Summary Plan Description
The purpose of this Cedar Fair, L.P. Executive and Management Severance Plan (the “Plan”) is to ensure that Cedar Fair, L.P., a Delaware limited partnership, Cedar Fair Management, Inc., an Ohio corporation, and Magnum Management Corporation, an Ohio corporation (collectively referred to herein as “Cedar Fair” or the “Company”), will have the continued dedication of certain key executive and management employees by providing payment of severance benefits to eligible Participants whose employment with the Company and its Affiliates is terminated for reasons described in this Plan. This Plan is effective as of November 10, 2022 (the “Effective Date”); and supersedes any plan, program, guidelines, policy or arrangements previously in effect for Participants by which severance benefits would be provided by the Company; provided, however, this Plan does not supersede any individual written employment agreement that may provide for severance pay or severance pay and severance benefits upon termination of employment.
The Plan is intended to be an unfunded welfare plan maintained primarily for the purpose of providing severance benefits to a select group of highly compensated executives or management employees. All benefits payable under this Plan shall be paid directly by the Company out of its general assets. The Company shall not be required to segregate on its books or otherwise any amount to be used for the payment of benefits under this Plan. This Plan is not funded and has no assets.
Payments under this Plan are intended to be exempt from, or comply with, the requirements of Section 409A of the Code (as defined below) together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”) and shall be interpreted accordingly. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under the Plan.
This document is the Plan document, and also serves as the summary plan description of the Plan as required by the Employee Retirement Income Security Act of 1974, as amended.
A.    Definitions.
1.“Administrator” means the Compensation Committee of the Board of Directors, which shall be the Plan’s “administrator” within the meaning of Section 3(16) of ERISA, or any successor committee as designated from time to time by the Board of Directors.
2.“Affiliate” means any entity that is a member of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c), using eighty percent (80%) as the percentage of ownership required under such Code sections.
3.“Base Salary” means the Participant’s annual base salary in effect immediately prior to the Participant’s Qualifying Termination.
4.“Board of Directors” or “Board” means the board of directors of Cedar Fair Management, Inc.

5.“Business” shall mean: (i) the business of amusement and water parks; (ii) the business of leisure theme parks; (iii) any other business engaged in or being developed (including production of materials used in the Company’s or any of its Affiliates’ businesses) by the Company or any of its Affiliates, or being considered by the Company or any of its Affiliates, at the time of the Participant’s employment termination, regarding which Participant possesses or has access to any non-public information; and (iv) any joint venture, partnership or agency arrangements relating to the businesses described in (i) through (iii) above.
6.“Cash Compensation” means with respect to any calendar year, (i) the total base salary payable in such calendar year, and (ii) the target annual cash incentive compensation with respect to such calendar year, if any, notwithstanding the fact that a portion of such bonuses may be paid to the Participant by March 15 of the following calendar year in compliance with the short-term deferral rule under Code Section 409A. For the avoidance of doubt, the term Cash Compensation does not include payments or benefits to the Participant under any employee benefit or fringe benefit plan, program, or arrangement, as such plans, programs, or arrangements currently exist or are hereafter amended.
7.“Cause” means, with respect to termination of a Participant's employment by the Company, one or more of the following occurrences: (i) the Participant's willful and continued failure to perform the Participant’s duties or to follow lawful instructions of any of the Company’s Chief Executive Officer, Participant’s supervisor or (as applicable) the Board of Directors, or a material breach of fiduciary duty after the Company delivers to the Participant a written notice specifying the failure or breach; (ii) the Participant’s theft, fraud, or dishonesty with regard to the Company or in connection with the Participant’s duties; (iii) the Participant’s indictment for, conviction of (or pleading guilty or nolo contendere to) a felony or any lesser offense involving fraud or moral turpitude; (iv) the Participant’s material violation of the Company’s Code of Conduct or similar written policies after written notice specifying the failure or breach; (v) the Participant’s willful misconduct unrelated to the Company having, or likely to have, a material negative impact on the Company (economically or its reputation) after written notice specifying the failure or breach; (vi) an act of gross negligence or willful misconduct by the Participant that relates to the affairs of the Company; (vii) a material breach by Participant of any provisions of this Plan, including without limitation the Restrictive Covenants; (viii) a final, non-appealable determination by a court or other governmental body of competent jurisdiction that a material violation by the Participant of federal or state securities laws has occurred; or (ix) any action, event or situation in which the Participant’s employment with the Company or performance by Participant of Participant’s duties to the Company constitutes a breach of, or otherwise contravenes, or is prevented by, interfered with or hindered by the terms of any employment agreement or other agreement or policy to which the Participant is a party or is otherwise bound, or Participant being subject to any limitation on Participant’s activities on behalf of the Company as a result of agreements into which Participant has entered except for obligations of confidentiality with former employers.
8.“Change in Control” means a “change in the ownership” of Cedar Fair, L.P., a “change in effective control” of Cedar Fair, L.P., or a “change in the ownership of a substantial portion of the assets” of Cedar Fair, L.P. under Treasury Regulation Section 1.409A-3(i)(5), or any successor provision.

9.“Change in Control Protection Period” means the period of time beginning on the date of the consummation of the Change in Control and ending on the twenty-four (24-) month anniversary of such Change in Control.
10.“COBRA” means the group health plan continuation requirements in Sections 601 through 607 of ERISA, and Section 4980B of the Code.
11.“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
12.“Code Section 409A” means Section 409A of the Code and the Treasury regulations and guidance promulgated thereunder.
13.“Disability” means a physical or mental incapacity or disability which has rendered, or is likely to render, a Participant unable to perform the Participant’s material duties for a period of either (i) one hundred eighty (180) days in any twelve- (12-) month period or (ii) ninety (90) consecutive days, as determined by a medical physician selected by the Company.
14.“Equity Awards” mean all unit options, unit appreciation rights, restricted unit awards, performance unit awards, distribution equivalents, other unit awards, unrestricted unit awards and such other unit or equity-based awards granted by Cedar Fair, L.P. pursuant to the Omnibus Plan.
15.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
16.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
17.“Good Reason” means, with respect to the termination of employment by a Participant, one or more of the following occurrences, without the Participant’s written consent: (i) any material diminution in the Participant’s responsibilities, authorities or duties; (ii) any material reduction in the Participant’s then effective base salary or target incentive compensation opportunity (except in the event of a broad based reduction in base salary or incentive compensation opportunity applicable to substantially all Participants having comparable positions); or (iii) a forced relocation of the Participant’s place of employment by the greater of seventy (70) miles or, if greater, the distance constituting a “material change in the geographic location” of the Participant’s place of employment within the meaning of Code Section 409A; provided, however, that no event described in clause (i), (ii), or (iii) shall constitute Good Reason unless (A) Participant has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days of the first date on which Participant has knowledge of such conduct, and (B) Participant has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Participant for Good Reason shall be effective on the day following the expiration of such cure period. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify the Participant from asserting Good Reason for any subsequent occurrence of Good Reason.

18.“Noncompetition Period” shall mean the period of the Participant’s employment with the Company and the eighteen- (18-) month period following the Participant’s termination of employment regardless of reason.
19.“Omnibus Plan” means the Cedar Fair, L.P. 2016 Omnibus Incentive Plan or any successor plan thereto or other equity award plan in effect from time to time.
20.“Participant” means a Tier I Key Employee or a Tier II Key Employee who agrees in writing to the Restrictive Covenants in the manner and by the deadline set forth below in Section B(d) and who, upon a Qualifying Termination, may become entitled, based on the provisions of the Plan, to Severance Benefits under this Plan.
21.“Qualifying Termination” means (i) as to a Tier I Key Employee, a Participant’s termination of employment by the Company (or a successor entity) or any of its Affiliates without Cause or by a Participant for Good Reason, death or Disability, and (ii) as to a Tier II Key Employee, a Participant’s termination of employment by the Company (or a successor entity) or any of its Affiliates without Cause or by a Participant for Good Reason. For the avoidance of doubt, (i) a Tier I Key Employee’s termination of employment for any reason other than by the Company or an Affiliate without Cause, by death, by a Participant for Good Reason or due to Disability (including, without limitation, a termination of employment for Cause, retirement or a voluntary resignation by such Tier I Key Employee) shall not constitute a Qualifying Termination, and (ii) a Tier II Key Employee’s termination of employment for any reason other than by the Company or an Affiliate without Cause or by a Participant for Good Reason (including, without limitation, a termination of employment for Cause, retirement, a voluntary resignation by such Tier II Key Employee, or Tier II Key Employee’s death or termination due to Disability) shall not constitute a Qualifying Termination.
22.“Restrictive Covenants” means the covenants set forth in the Restrictive Covenant and Arbitration Agreement at Appendix B attached hereto and made a part hereof, and the acceptance of which by the deadline set forth below in Section B(d) is a condition of any Participant’s eligibility for Severance Benefits.
23.“Severance Benefits” means the cash severance pay, continued equity vesting (if applicable) and other benefits payable to a Participant upon a Qualifying Termination determined by the Administrator in accordance with Appendix A attached hereto and made a part hereof.
24.“Tier I Key Employee” means an executive or key management employee of the Company or an Affiliate: (i) who either (x) is an Executive Vice President of the Company or an Affiliate, or (y) is a Senior Vice President of the Company or an Affiliate who directly reports to the Chief Executive Officer, or who is designated by the Board as a Tier I Key Employee for purposes of this Plan or as an “executive officer” for purposes of Item 401(b) of Regulation S-K and/or as an officer for purposes of Section 16 of the Exchange Act as that term is defined under Rule 3b-7 under the Exchange Act; and (ii) who is not a party to an employment agreement with the Company that may provide severance payments and/or benefits upon termination of employment.
25.“Tier II Key Employee” means an executive or key management employee of the Company or an Affiliate: (i) who either (x) is a Senior Vice President of the

Company or an Affiliate who is not a direct report to the Chief Executive Officer and who is not otherwise a Tier I Key Employee, or (y) is a Vice President of the Company or an Affiliate who is recommended by the Chief Executive Officer and designated by the Board as a Tier II Key Employee for purposes of this Plan, or (z) is a Regional General Manager, Park General Manager or Assistant General Manager who is recommended by the Chief Executive Officer and designated by the Board as a Tier II Key Employee for purposes of this Plan; and (ii) who is not a party to an employment agreement with the Company that may provide severance payments and/or benefits upon termination of employment.
B.    Eligibility.
A Participant is eligible for Severance Benefits under the Plan if he or she:
(a)    is a Participant on the day immediately before his or her Qualifying Termination;
(b)    has a Qualifying Termination;
(c)    agrees to resign, to the extent applicable, as a member of the Board (and any committees thereof) and as a director and/or officer of the Company and any Affiliate;
(d)    has accepted, executed, and returned an executed copy to the Company of, the Restrictive Covenant and Arbitration Agreement at Appendix B by the later of (i) fourteen (14) calendar days after Participant is first notified in writing that he or she qualifies or has been designated as a Tier I Key Employee or Tier II Key Employee, as applicable, or (ii) fourteen (14) calendar days after the Effective Date of this Plan;
(e)    reaffirms and complies with the Restrictive Covenants; and
(f)    timely executes under the terms of Section E of the Plan and does not revoke a general release of claims in a form acceptable to the Company (a “Release”), as well as any other documents as the Administrator may deem necessary or appropriate in connection with participation in the Plan or the payment of such Severance Benefits.
Notwithstanding the foregoing,
(i)    if the Participant’s employment is terminated by the Company or an Affiliate and the Participant is given an immediate offer of employment with any Affiliate, subsidiary or joint venture of the Company or any successor employer of the Company or an Affiliate, the Participant is not entitled to any Severance Benefits under this Plan. For the avoidance of doubt, this provision is not intended to eliminate or modify the Participant’s right to Severance Benefits in the event the Participant resigns for Good Reason; and
(ii)    in the event any corporation, person or group of persons acting in concert begins a tender or exchange offer, circulates a proxy to unitholders or takes other steps known to the Participant intending to effect a Change in Control, the Participant agrees to remain an employee of the Company or an Affiliate and to devote the Participant’s best efforts to render full-time services to the Company and its Affiliates commensurate with the Participant’s position and in accordance with all authorized instructions issued by the Company and its Affiliates and shall not be entitled to any Severance Benefits under this Plan upon a Qualifying Termination for Good Reason unless and until the earliest of the following: (a) a Change in Control has occurred; or (b) such other corporation, person or group has abandoned or terminated efforts to effect a Change in Control and the Participant thereafter terminates his or her employment for Good Reason.
C.    Severance Benefits.
1.If the Administrator determines that a Participant is eligible to receive Severance Benefits under this Plan, the Severance Benefits to which the Participant shall be entitled will be determined by the Administrator and shall be paid in the time and manner as set forth in Appendix A hereto.
2.The Company or its Affiliates, as applicable, may cause such amounts to be withheld from Severance Benefits under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements. However, whether Severance Benefits are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans.
3.No Other Severance. Participant hereby acknowledges and agrees that, other than the severance payments described in the applicable part of Appendix A, upon termination of employment Participant shall not be entitled to any other severance under any Company (or Company Affiliate) benefit plan or severance policy generally available to the Company’s employees or otherwise, or any agreement with the Company or any of its Affiliates.
4.To the extent that following Participant’s termination of employment with the Company, Participant becomes employed by or provides consultation services (or any other services for which Participant is compensated) to any natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity, or other entity or organization (each, a “Person”) during any period, if any, in which the Company may be obligated to pay or provide to Participant compensation or benefits following such termination of employment,
a)Participant shall immediately notify the Company of any Person for whom Participant works or provides services; and
b)Participant shall promptly provide to the Company copies of all pay statements (or similar statements) received from any such Person, or, if no such statements are available, a true, correct and complete description of any payments Participant is receiving.
D.    COBRA Coverage.
1.The Participant’s last date of coverage under the Company’s group health plans shall be set forth in a written notice of coverage termination to the Participant.
2.COBRA benefits, if any, following a Qualifying Termination shall be as specified in Appendix A.

E.    Release; Conditions to Payment.
The Company shall deliver the Release to a Participant within seven (7) days following the date of his or her Qualifying Termination. All payments and benefits due to Participant under this Plan which are not otherwise required by law shall be payable only if Participant (or Participant’s beneficiary or estate, in the case of death) executes and delivers to the Company and does not revoke (under the terms of applicable law) the Release. Such Release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination and provided further that if the sixty- (60-) day period begins in one calendar year and ends in a second calendar year, payments shall always be made in the second calendar year. Failure to timely execute and return such release or revocation thereof shall be a waiver by Participant (or Participant’s beneficiary or estate) of Participant’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Sections A.1.1(a), (c) and (h) of Appendix A as to a Tier I Key Employee or any amounts described in Sections A.2.1(a), (c) and (h) of Appendix A as to a Tier II Key Employee). The payment of Severance Benefits under the Plan shall be subject to the provisions of this Plan and the terms and conditions of such Release, which are incorporated by this reference with respect to the payment of Severance Benefits and form a part of the Plan as applied to such Participant. In addition, Severance Benefits shall be conditioned on Participant’s compliance with the Restrictive Covenants and Participant having executed the Restrictive Covenant Agreement set forth in Appendix B and having delivered such executed Restrictive Covenant Agreement to the Company by the deadline set forth in Section B(d) of this Plan.

F.    Certain Forfeitures and Repayments.
1.Notwithstanding any other provision of this Plan, the Company shall be entitled to cease payment or provision of all Severance Benefits under this Plan to any Participant and the Company shall be entitled to recover any Severance Benefits the Participant has received under this Plan in the event of any breach by the Participant of the provisions of Appendix B, Section 1.2, or a material and willful breach of any other provision of the Restrictive Covenants, or in the event Participant engages in any conduct during employment or during any period in which Participant is receiving Severance Benefits that is competitive with the Business, subsequently discloses any of the trade secrets of the Company, its Affiliates or subsidiaries, materially violates any other written covenants between a Participant and the Company or any of its Affiliates or subsidiaries or the Company’s confidentiality policy, or otherwise engages in conduct that may adversely affect the Company’s or any of its Affiliates’ reputation or business relations. In addition, any Participant described in the preceding sentence shall forfeit any right to Severance Benefits under this Plan which have not yet been paid or provided. For purposes of this clause, the Administrator may determine, in its sole discretion, the method for recovering any Severance Benefits from Participant including, without limitation: requiring the reimbursement of Severance Benefits paid in cash; seeking the return of, or the recovery of, any gain realized on the vesting, exercise, settlement, transfer or disposition of Equity Awards; offsetting the recovery amount from any other compensation otherwise owed to the Participant by the Company; or, any other recovery action permitted by law.
The Participant acknowledges that the Severance Benefits under this Plan are and shall be subject to and, when and to the extent applicable, governed by any compensation clawback policy of the Company, as adopted by the Board and in effect as of or prior to a Participant’s Qualifying Termination, and that the Company may offset any Severance Benefits hereunder against amounts owing or recoupable under the clawback policy, as determined by the Board.
2.If a Participant who is entitled to receive Severance Benefits under this Plan is reemployed by the Company (or any successor thereto) or any of its subsidiaries or Affiliates before all of his or her Severance Benefits under this Plan have been paid or provided in full, any Severance Benefits remaining to be paid or provided will be forfeited.
G.    Code Section 409A.
1.Notwithstanding any provisions of this Plan to the contrary, if a Participant is deemed at the time of his or her Qualifying Termination to be a “specified employee” for purposes of Code Section 409A, and as determined pursuant to applicable resolutions of the Board of Directors or as otherwise permitted by Code Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under the Plan (after taking into account all exclusions applicable to such termination benefits under Code Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such Participant’s Severance Benefits shall not be provided to the Participant prior to the earlier of (a) the expiration of the six- (6-) month period measured from the date of the Participant’s “separation from service” with the Company and its subsidiaries (as such term is defined in the Department of Treasury Regulations issued under Code Section 409A) or (b) the date of the Participant’s death. Any remaining Severance Benefits due under the Plan shall be paid as otherwise provided in this Plan. For purposes of applying the provisions of Code Section 409A to this Plan, each separately identified amount to which a Participant is entitled under this Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments shall be treated as a right to a series of separate and distinct payments.
2.For purposes of any provision of this Plan providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” under Code Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
3.Neither the Company nor a Participant, individually or in combination, may accelerate any Severance Benefit payment or provision that is subject to Code Section 409A, except in compliance with Code Section 409A or an exception thereto and the provisions of this Plan; and no amount that is subject to Code Section 409A shall be paid or provided prior to the earliest date on which it may be paid or provided without violating Code Section 409A.
4.Notwithstanding anything herein to the contrary, no provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Code Section 409A from a Participant or any other individual to the Company or any of its Affiliates, employees, members of the Board or agents.

H.    Sections 280G and 4999 of the Code.
Anything in this Plan to the contrary notwithstanding, if the present value of all payments, distributions and benefits provided to the Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise which constitute a “parachute payment” when aggregated with other payments, distributions, and benefits which constitute “parachute payments,” exceed two hundred ninety-nine percent (299%) of the Participant’s “base amount,” then such payments, distributions and benefits shall either be (i) paid and delivered in full, or (ii) paid and delivered in such lesser amount as would result in no portion of such payments, distributions and benefits being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts (taking into account the applicable federal, state and local income taxes and the Excise Tax) results in the receipt by the Participant on an after-tax basis of materially larger payments, distributions and benefits as determined by the Company. As used herein, “parachute payment” has the meaning ascribed to it in Section 280G(b)(2) of the Code, without regard to Code Section 280G(b)(2)(A)(ii); and “base amount” has the meaning ascribed to it in Code Section 280G and the regulations thereunder. If the “present value” as defined in Code Sections 280G(d)(4) and 1274(b) (2), of such aggregate “parachute payments” as determined by the Company exceeds the 299% limitation set forth herein and subparagraph (ii) above applies, such payments, distributions and benefits shall be reduced by the Company in accordance with the order of priority set forth below so that such reduced amount will result in no portion of the payments, distributions and benefits being subject to the Excise Tax. Such payments, distributions and benefits will be reduced by the Company in accordance with the following order of priority (A) reduction of cash payments; (B) cancellation of accelerated vesting of Equity Awards; and (C) reduction of employee benefits. If acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s Equity Awards.
I.    Taxable Reimbursements and In-Kind Benefits.
1.Any reimbursements by the Company to a Participant of any eligible expenses under this Plan that are not excludable from the Participant’s income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the Participant’s taxable year immediately following the year in which the expense was incurred.
2.The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to a Participant, during any taxable year of the Participant shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Participant.
3.The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
J.    Amendment or Termination of Plan.
This Plan may be amended or terminated by the Board at any time and from time to time, in its sole discretion, including without limitation as to Participant eligibility requirements and individual designations as Tier I or Tier II Key Employees; provided, that no such amendment or termination or change in designation shall materially and adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to such amendment or termination without his or her written consent; and provided, further, that no such amendment or termination during the applicable Change in Control Protection Period shall materially and adversely affect the rights of any Participant without his or her written consent.
K.    Governing Law.
This Plan is governed by federal law known as ERISA. To the extent that state law is applicable, (i) the internal laws of the State of Ohio without regard to any conflict of law provisions shall be controlling in all matters relating to this Plan, and (ii) any disputes, claims or controversies (collectively, “claims”) regarding the interpretation or construction of this Plan by the Administrator, determinations by the Administrator of Participants’ eligibility for Severance Benefits, factual determinations made by the Administrator under this Plan, or other determinations or actions by the Administrator regarding the administration of this Plan (collectively, “Claim Administration Matters”), must be litigated in the appropriate court located in Erie County, Ohio, or if jurisdiction will so permit, in the Federal District Court for the Northern District of Ohio. The Company and Participants hereby consent to the jurisdiction over each of them by such courts and waive all objections based on venue or inconvenient forum.
Notwithstanding the foregoing, this Section does not negate, diminish, or supersede Section 1.10 of Appendix B (Arbitration) regarding the arbitration of the claims subject to that Section. In the event that a Participant or the Company have claims that actually or allegedly concern both (i) Claim Administration Matters and (ii) matters subject to Section 1.10 of Appendix B (including, without limitation, any event in which a Participant is challenging a determination regarding Severance Benefits under this Plan as well as claiming unlawful discrimination, harassment, whistleblowing, retaliation, wrongful discharge, or constructive discharge), then the party first must initiate and pursue the claims subject to Section 1.10 of Appendix B to a full and final resolution pursuant to the terms and conditions of that Section, and the party may not initiate or otherwise pursue any claims regarding Claim Administration Matters until after the claims subject to Section 1.10 of Appendix B have been fully and conclusively resolved. In the event the operation of this Section would cause a claim regarding Claim Administration Matters to become time-barred under applicable law or Section M below then, at the request of the party pursuing that claim, the opposing party shall enter into a separate agreement tolling any applicable statutes of limitation and the time requirements set forth in Section M below regarding the claim regarding Claim Administration Matters.
L.    Administration; General Rules.
1.This Plan is administered by the Administrator. The Administrator, from time to time, may also appoint such individuals to act as the Administrator’s representatives as the Administrator considers necessary or desirable for the effective administration of the Plan.
2.The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.
3.In administering the Plan, the Administrator shall have the sole and absolute discretionary authority to construe and interpret the provisions of the Plan (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of Participants and the amount of Severance Benefits payable under the

Plan. Any interpretation of this Plan and any related or underlying documents or policies and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith is binding on all persons. If challenged in a legal proceeding, the Administrator’s interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.
4.If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrator.
5.This Section L may not be invoked by any Tier I Key Employee, Tier II Key Employee, Participant or other person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Administrator.
6.The Administrator will apply uniform rules to all similarly situated Participants.
7.Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company, or a right to continue to be designated as an eligible Participant or as a Tier I Key Employee or Tier II Key Employee under the Plan, nor are any contractual obligations created.
8.Severance Benefits under this Plan may not be assigned but shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, heirs, devisees and legatees, and to the Company’s successors and assigns.
M.Claims and Review Procedure; ERISA Statement; Plan Identification Number and Administration.
CLAIMS AND REVIEW PROCEDURE
1.Claims Procedure. A Participant who has not received Severance Benefits under the Plan that he or she believes should be paid shall make a claim for such Severance Benefits as follows:
(a)Initiation – Written Claim. The Participant (or a deceased Participant’s legal representative(s), surviving spouse and dependents) (each a “Claimant”) initiates a claim by submitting to the Administrator a written claim for Severance Benefits.
(b)Timing of Response. The Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five- (45-) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.
(c)Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The

Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
i.The specific reasons for the denial;
ii.A reference to the specific provisions of the Plan on which the denial is based;
iii.A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and
iv.An explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review by the Claims Appeal Committee.
(d)Disability Claim for Benefits. If the claim is based on Disability, the notice of denial pursuant to Section M.1.c also will provide the following information:
i.A discussion of the decision that includes an explanation of the basis for disagreeing with or not following (aa) views of medical or vocational experts that were presented to Claimant with Claimant’s request for review or whose advice was obtained by the Administrator in connection with the review of the claim or (bb) a Disability determination made by the Social Security Administration.
ii.If the decision is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of change upon request.
iii.The rules, guidelines, standards or other criteria of the Plan that the Administrator relied on in making its decision or statement that no such rules, guidelines, standards or other criteria of the Plan exist.
iv.A statement that the Claimant is entitled to receive, upon request and free of charge, all information relevant to the Claimant’s Disability claim for Severance Benefits.
2.Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review of the denial by a committee of one or more individuals appointed by the Administrator (the “Claims Appeal Committee”), as follows:
(a)Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days (or within one hundred eighty (180) days if a Disability claim) after receiving the Administrator’s notice of denial, must file with the Claims Appeal Committee a written request for review.
(b)Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
(c)Considerations on Review. In considering the review, the Claims Appeal Committee shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Timing of Response. The Claims Appeal Committee shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Claims Appeal Committee determines that special circumstances require additional time for processing the claim, the Claims Appeal Committee can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five- (45-) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Claims Appeal Committee expects to render its decision.
(e)Disability Claim Appeal. If the Claimant’s claim is based on Disability, the Claims Appeal Committee will not give deference to the initial denial of the Claimant’s claim and the review will not be conducted by any person who initially denied the claim (or a subordinate of such person). In addition, the review must meet the following requirements:
i.If the initial denial is based (in whole or in part) on a medical judgment, the person reviewing the claim must consult with a health care professional who (aa) has appropriate medical training and experience, and (bb) was not consulted in connection with the initial denial (and is not the subordinate of any individual who was consulted in connection with the initial denial).
ii.The review must identify any medical or vocational experts whose advice was obtained for the initial claim decision.
iii.The Claims Appeal Committee must provide you, at no cost, with any new information that was considered by any person reviewing the Claimant’s claim. The information must be provided sufficiently in advance of the decision deadline to give the Claimant a reasonable opportunity to respond before that date.
iv.Similarly, if the Claims Appeal Committee is going to deny the Claimant’s claim on review based on a new or additional rationale, the rationale must be provided to the Claimant, free of charge, and sufficiently in advance of the decision deadline to give the Claimant a reasonable opportunity to respond before that date.
(f)Notice of Decision. The Claims Appeal Committee shall notify the Claimant in writing of its decision on review. The Claims Appeal Committee shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
i.The specific reasons for the denial;

ii.A reference to the specific provisions of the Plan on which the denial is based; and
iii.A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
3.Time Period to File Lawsuit. If the Claimant’s claim for Severance Benefits is denied after the Claims Procedure and Review Procedure is completed, then the Claimant may file suit in a state of federal court subject to compliance with Section K of the Plan. However, any such suit by the Claimant must be filed no later than one hundred eighty (180) days after the Claims Appeal Committee’s denial of the Claimant’s claim is received by the Claimant.
Nothing in this Section shall be interpreted to negate, diminish, or supersede Section 1.10 of Appendix B (Arbitration) regarding the arbitration of the claims subject to that Section (as distinguished from claims regarding Claim Administration Matters).
ERISA STATEMENT
As a Participant eligible to be a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants in the Plan shall be entitled to:
•Examine, without charge, at the Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy, if applicable, of the latest annual report (Form 5500 Series) filed by the Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including, if applicable, insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.
•Receive a summary of the Plan’s annual financial report, if applicable to the Plan. The Administrator is required by law to furnish each participant with a copy of this summary annual report, if applicable to the Plan.
In addition to creating rights for Participants in the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining Severance Benefits under the Plan or exercising your rights under ERISA.
If your claim for Severance Benefits under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or, if applicable, the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for severance pay that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim was frivolous.
If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

PLAN IDENTIFICATION NUMBER AND ADMINISTRATION
Name of the Plan: Cedar Fair, L.P. Executive and Management Severance Plan

Type of Plan:    Employee welfare benefits plan
Plan Year:    January 1 – December 31
Plan Sponsor:    Cedar Fair, L.P.
    One Cedar Point Drive, Sandusky, OH 44870-5259
    (419) 626-0830

Plan Sponsor’s Employer
Identification Number:    34-1560655
Plan Identification Number:    508
Plan Administrator:    The Compensation Committee of the Board of Directors of Cedar Fair Management, Inc. is the Plan’s Administrator. The Administrator has the sole authority and discretion to interpret the terms of the Plan. Severance Benefits under the Plan will be paid only if the Administrator, or its designee, decides in its sole discretion that the Participant is entitled to them.
Named Fiduciary:    The Compensation Committee of the Board of Directors of Cedar Fair Management, Inc. is the named fiduciary under ERISA that has the authority to control and manage the operation and administration of the Plan.
Agent for Service of Legal Process:    Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870-0830, Attn: Chief Legal Officer.

        APPENDIX A

SEVERANCE BENEFITS

This Appendix A specifies the Severance Benefits under the Plan for all Participants, with Section A.1 (commencing on page A-1) specifying benefits for Tier I Key Employees and Section A.2 (commencing on page A-6) specifying benefits for Tier II Key Employees. Any term not defined in this Appendix A shall have the meaning set forth in the Plan.

A.1. TIER I KEY EMPLOYEES

A.1.1.Termination Without Cause or Resignation for Good Reason – Outside a Change in Control Protection Period. If Tier I Key Employee’s employment is terminated other than during a Change in Control Protection Period either (a) by the Company without Cause (and not for death or due to Disability) or (b) by Tier I Key Employee for Good Reason, then subject to Section E of the Plan and Section F of the Plan, Tier I Key Employee shall be entitled to:
(a)within thirty (30) days following such termination, (i) payment of Tier I Key Employee’s accrued and unpaid Base Salary, (ii) any reimbursement of expenses that is available pursuant to the Company’s then-applicable policies and procedures, and (iii) any payment for accrued and unused vacation days that is available pursuant to the Company’s then-applicable policies and procedures, in each case accrued as of the date of termination;
(b)an amount equal to one (1) times Tier I Key Employee’s Base Salary payable at the same time Base Salary would be paid over the twelve- (12) month period following termination if Tier I Key Employee had remained employed with the Company; provided that, subject to Section E of the Plan and Section G of the Plan, the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Tier I Key Employee’s termination. The first payment shall include payment of any amounts that would otherwise be due prior thereto;
(c)any annual cash incentive earned with respect to a calendar year ending on or prior to the date of such termination of employment but unpaid as of such date, shall be payable at the same time such payment would be made if Tier I Key Employee continued to be employed by the Company;
(d)a pro-rata portion of Tier I Key Employee’s annual cash incentive for the calendar year in which Tier I Key Employee’s termination of employment occurs (determined by multiplying the amount of such annual cash incentive which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that Tier I Key Employee is employed with the Company and the denominator of which is three hundred sixty-five (365)); provided that such prorated amount shall be based on actual performance and payable at the same time that other senior executives of the Company receive bonus payments in respect of the calendar year in which such termination occurs, but in no event later than March 15 of the calendar year following the end of the calendar year to which such annual cash incentive relates; and provided further, that any qualitative performance criteria applicable to such bonus shall be deemed to have fully met expectations;

        APPENDIX A

(e)subject to Tier I Key Employee’s timely election of continuation coverage under Part 6 of Title I of ERISA and COBRA, the Company shall pay to Tier I Key Employee each month an after-tax amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time, less the amount of Tier I Key Employee’s portion of the premium as if the Tier I Key Employee were an active employee until the earliest of: (i) twelve (12) months after the date of Tier I Key Employee’s termination of employment; (ii) the date Tier I Key Employee is no longer eligible for benefits under COBRA; or (iii) the date Tier I Key Employee obtains other employment that offers medical benefits, provided that the first payment of any amount described in this Appendix A Section A.1.1(e) shall be paid following Tier I Key Employee’s termination of employment as described in Section E of the Plan or Section G of the Plan and shall include any amounts due prior thereto; and
(f)subject to Tier I Key Employee executing a general release of all claims as set forth in Section E of the Plan:
(i)Tier I Key Employee shall continue to vest in a prorated portion of any Equity Awards (or unvested portions thereof) outstanding as of the date of such Qualifying Termination without Cause or resignation for Good Reason, whether such grants were made prior to or following the Effective Date (except for any 2021-2025 performance unit awards held by Tier I Key Employee as of the date of such Qualifying Termination, which shall be governed by Section A.1.1(f)(ii), and except that this provision shall not apply to any 2020-2022 performance units held by Tier I Key Employee as of the date of such Qualifying Termination, which shall be governed by the Omnibus Plan and the applicable award agreements). For purposes of this Section A.1.1(f)(i):
(A)Proration shall be based on the number of full months of the applicable performance period (for performance-based awards) or vesting period (for non-performance-based awards) completed prior to the date of such Qualifying Termination.
If any single Equity Award incorporates multiple tranches having different vesting periods, each tranche shall be considered separately for purposes of determining the proration under this Section A.1.1(f)(i), and the number of units that would become payable for each such tranche would be determined by multiplying the number of units that could have become payable on the payment date for such tranche by a fraction, (a) the numerator of which shall be the number of full calendar months of the applicable vesting period for such tranche completed prior to the date of such Qualifying Termination, and (b) the denominator of which shall be the total number of months of the applicable vesting period for such tranche.
(B)Prorated payouts of any performance-based Equity Awards shall be computed by multiplying the proration factor that

        APPENDIX A

results from the calculation set forth in Section A.1.1(f)(i)(A) by the target number of potential performance units under such award.
(C)Other than with respect to options (which shall be governed by the related award agreements), and except for such proration and prorated target payouts (where applicable), Tier I Key Employee shall receive payments on the payment date(s) as provided in the applicable award agreement as if the Tier I Key Employee were employed by the Company on the relevant payment date, and such prorated portions of all such Equity Awards (or the unvested portions thereof) shall be paid or vest pursuant to the terms of the original award agreements, but without regard to any continuing employment requirements.
(ii)Solely with respect to any unvested portions of any 2021-2025 performance unit award held by Tier I Key Employee as of the date of such Qualifying Termination without Cause or resignation for Good Reason, the following shall apply to such unvested portions of such 2021-2025 performance unit award and shall govern and control over any conflicting term of such award: Tier I Key Employee shall continue to vest and become fully vested in any payments under the 2021-2025 performance unit award that are scheduled to vest within the eighteen- (18-) month period following Tier I Key Employee’s date of such termination, Tier I Key Employee shall receive payments on each such payment date as provided in the original 2021-2025 performance unit award agreement as if the Tier I Key Employee were employed by the Company on the relevant payment date, and all such portions of the 2021-2025 performance unit award shall be paid or vest pursuant to the terms of the original award agreement, based on actual performance, but without regard to any continuing employment requirements or proration. Potential payments under the 2021-2025 performance unit award that are scheduled to vest (in whole or in part) after the eighteen- (18-) month period following Tier I Key Employee’s date of termination, shall be forfeited in accordance with the terms of the original 2021-2025 performance unit award agreement and the terms of the Omnibus Plan.
For the avoidance of doubt, no benefits shall be provided under this Section A.1.1(f) for any terminations of employment during a Change in Control Protection Period or for terminations of employment resulting from Disability or death.
(g)Facility of Payments in the Event of Death After Termination of Employment. Severance payments (made by reason of terminations without Cause or resignation for Good Reason) which have not yet commenced (i.e., due to the application of a waiting period in accordance with Section 409A), or which have commenced, but are unpaid at death of Tier I Key Employee (i.e., during months six to twelve months after termination), will be paid to Tier I Key Employee’s designated beneficiary or legal representative, as applicable; and,

        APPENDIX A

(h)Other Accrued Amounts. All other accrued amounts or accrued benefits due to Tier I Key Employee shall be paid or provided in accordance with the Company’s benefit plans, programs or policies (other than severance).
A.1.2.Termination Without Cause or Resignation for Good Reason within a Change in Control Protection Period. If Tier I Key Employee’s employment is terminated within a Change in Control Protection Period either (a) by the Company without Cause (and not for death or due to Disability), or (b) by Tier I Key Employee for Good Reason, then subject to Section E of the Plan and Section F of the Plan, Tier I Key Employee shall be entitled to:

(a)the benefits, payments, and protections specified in Sections A.1.1(a), (c), (e), (g), and (h);
(b)an amount equal to two and one-half (2-1/2) times Tier I Key Employee’s annual Cash Compensation for the year preceding the calendar year in which a Change in Control occurred, paid in a lump sum on the next regularly scheduled payroll date following the sixtieth (60th) day after Tier I Key Employee’s termination;
(c)a pro-rata portion of Tier I Key Employee’s annual cash incentive for the calendar year in which Tier I Key Employee’s termination of employment occurs (determined by multiplying (x) the amount of such annual cash incentive which would be due for the full calendar year based on the achievement of one hundred percent (100%) of the target level of performance, by (y) a fraction, the numerator of which is the number of days during the calendar year of termination that Tier I Key Employee is employed with the Company and the denominator of which is three hundred sixty-five (365)), which prorated amount shall be paid to the Tier I Key Employee in a lump sum on the next regularly scheduled payroll date following the sixtieth (60th) day after Tier I Key Employee’s termination; provided that, for the avoidance of doubt, (i) if such termination occurs on the last day of the calendar year, the foregoing shall not apply and Section A.1.1(c) shall govern, and (ii) this paragraph shall supersede and apply in lieu of Section 13.1(e) of the Omnibus Plan; and
(d)the treatment of any Equity Awards shall be governed by the Omnibus Plan and the applicable award agreements.
A.1.3.Termination Due to Disability. Upon the termination of Tier I Key Employee’s employment due to Tier I Key Employee’s Disability, subject to Section E of the Plan and Section F of the Plan, Tier I Key Employee or Tier I Key Employee’s legal representatives shall be entitled to receive (i) the payments, benefits and protections described under Sections A.1.1(a), (c), (d), (e), (g), and (h) of this Appendix A and (ii) the payments described under Section A.1.1(b) of this Appendix A, provided that any such payments actually received by the Tier I Key Employee from a bona fide short-term or long-term disability plan maintained by the Company shall be used to reduce any payment made by the Company pursuant to this Section A.1.3(ii) on a dollar for dollar basis if: (x) the disability plan payments qualify as “disability pay” under Treasury Regulation Section 31.3121(v)(2)-1(b)(4)(iv)(C); (y) such disability plan payments do not already reflect a deduction for the amounts made by the Company pursuant to this provision; and (z) such reduction does not otherwise affect the time of payment of such Base Salary or the provision of benefits. The treatment of any Equity Awards outstanding on the date of a Tier I Key Employee's

        APPENDIX A

termination due to Disability shall be governed by the Omnibus Plan and the applicable award agreements.
A.1.4.Termination Due to Death. Upon the termination of Tier I Key Employee’s employment due to Tier I Key Employee’s death, subject to Section E of the Plan, Tier I Key Employee or Tier I Key Employee’s legal representatives shall be entitled to receive the payments and benefits described under Sections A.1.1(a), (c), (d) and (h) of this Appendix A. In addition subject to Tier I Key Employee’s spouse and eligible dependents timely election of continuation coverage under the COBRA, the Company shall pay to Tier I Key Employee’s spouse and eligible dependents each month an after-tax amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time, less the amount of Tier I Key Employee’s portion of the premium as if Tier I Key Employee were an active employee for a period of up to twelve (12) months after the date of Tier I Key Employee’s death, if permitted under applicable law as determined in good faith by Cedar Fair. The treatment of any Equity Awards outstanding on the date of a Tier 1 Key Employee's termination resulting from the Tier I Key Employee’s death shall be governed by the Omnibus Plan and the applicable award agreements.

A.1.5.Termination for Any Other Reason. If Tier I Key Employee’s employment is terminated by the Company for any reason not otherwise covered under Section A.1.1, A.1.2, A.1.3, or A.1.4 of this Appendix A, then Tier I Key Employee will be entitled only to those payments and benefits provided under Appendix A Section A.1.1(a), (c) and (h), except where expressly required otherwise pursuant to applicable law or the terms of any applicable Company benefit plan.

        APPENDIX A

A.2. TIER II KEY EMPLOYEES

A.2.1.Termination Without Cause or Resignation for Good Reason – Outside a Change in Control Protection Period. If Tier II Key Employee’s employment is terminated other than during a Change in Control Protection Period either (a) by the Company without Cause (and not for death) or (b) by Tier II Key Employee for Good Reason, then subject to Section E of the Plan and Section F of the Plan, Tier II Key Employee shall be entitled to:

(a)within thirty (30) days following such termination, (i) payment of Tier II Key Employee’s accrued and unpaid Base Salary, (ii) any reimbursement of expenses that is available pursuant to the Company’s then-applicable policies and procedures, and (iii) any payment for accrued and unused vacation days that is available pursuant to the Company’s then-applicable policies and procedures, in each case accrued as of the date of termination;
(b)an amount equal to one-half (1/2) times Tier II Key Employee’s Base Salary payable at the same time Base Salary would be paid over the six- (6) month period following termination if Tier II Key Employee had remained employed with the Company; provided that, subject to Section E of the Plan and Section G of the Plan, the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Tier II Key Employee’s termination. The first payment shall include payment of any amounts that would otherwise be due prior thereto;
(c)any annual cash incentive earned with respect to a calendar year ending on or prior to the date of such termination of employment but unpaid as of such date, shall be payable at the same time such payment would be made if Tier II Key Employee continued to be employed by the Company;
(d)a pro-rata portion of Tier II Key Employee’s annual cash incentive for the calendar year in which Tier II Key Employee’s termination of employment occurs (determined by multiplying the amount of such annual cash incentive, which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that Tier II Key Employee is employed with the Company and the denominator of which is three hundred sixty-five (365)), provided that such prorated amount shall be based on actual performance and payable at the same time that other senior executives of the Company receive bonus payments in respect of the calendar year in which such termination occurs, but in no event later than March 15 of the calendar year following the end of the calendar year to which such annual cash incentive relates; and provided further, that any qualitative performance criteria applicable to such bonus shall be deemed to have fully met expectations.
(e)subject to Tier II Key Employee’s timely election of continuation coverage under Part 6 of Title I of ERISA and COBRA, the Company shall pay to Tier II Key Employee each month an after-tax amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time, less the amount of Tier II Key Employee’s portion of the premium as if the Tier II Key Employee were an active employee until the earliest of: (i) twelve (12) months after the date of Tier II Key Employee’s termination

        APPENDIX A

of employment; (ii) the date Tier II Key Employee is no longer eligible for benefits under COBRA; or (iii) the date Tier II Key Employee obtains other employment that offers medical benefits, provided that the first payment of any amount described in this Appendix A Section A.2.1(e) shall be paid following Tier II Key Employee’s termination of employment as described in Section E of the Plan or Section G of the Plan and shall include any amounts due prior thereto; and
(f)subject to Tier II Key Employee executing a general release of all claims as set forth in Section E of the Plan:
(i)Tier II Key Employee shall continue to vest in a prorated portion of any Equity Awards (or unvested portions thereof) outstanding as of the date of such Qualifying Termination without Cause or resignation for Good Reason, whether such grants were made prior to or following the Effective Date (except for any 2021-2025 performance unit awards held by Tier II Key Employee as of the date of such Qualifying Termination, which shall be governed by Section A.2.1(f)(ii) and except that this provision shall not apply to any 2020-2022 performance units held by Tier II Key Employee as of the date of such Qualifying Termination, which shall be governed by the Omnibus Plan and the applicable award agreements). For purposes of this Section A.2.1(f)(i):
(A)Proration shall be based on the number of full months of the applicable performance period (for performance-based awards) or vesting period (for non-performance-based awards) completed prior to the date of such Qualifying Termination.
If any single Equity Award incorporates multiple tranches having different vesting periods, each tranche shall be considered separately for purposes of determining the proration under this Section A.2.1(f)(i), and the number of units that would become payable for each such tranche would be determined by multiplying the number of units that could have become payable on the payment date for such tranche by a fraction, (a) the numerator of which shall be the number of full calendar months of the applicable vesting period for such tranche completed prior to the date of such Qualifying Termination, and (b) the denominator of which shall be the total number of months of the applicable vesting period for such tranche.
(B)Prorated payouts of any performance-based Equity Awards shall be computed by multiplying the proration factor that results from the calculation set forth in Section A.2.1(f)(i)(A) by the target number of potential performance units under such award.
(C)Other than with respect to options (which shall be governed by the related award agreements), and except for such proration and prorated target payouts (where applicable), Tier II Key Employee shall receive payments on the

        APPENDIX A

payment date(s) as provided in the applicable award agreement as if the Tier II Key Employee were employed by the Company on the relevant payment date, and such prorated portions of all such Equity Awards (or the unvested portions thereof) shall be paid or vest pursuant to the terms of the original award agreements, but without regard to any continuing employment requirements.
(ii)Solely with respect to any unvested portions of any 2021-2025 performance unit award held by Tier II Key Employee as of the date of such Qualifying Termination without Cause or resignation for Good Reason, the following shall apply to such unvested portions of such 2021-2025 performance unit award and shall govern and control over any conflicting term of such award: Tier II Key Employee shall continue to vest and become fully vested in any payments under the 2021-2025 performance unit award that are scheduled to vest within the eighteen- (18-) month period following Tier II Key Employee’s date of such termination, Tier II Key Employee shall receive payments on each such payment date as provided in the original 2021-2025 performance unit award agreement as if the Tier II Key Employee were employed by the Company on the relevant payment date, and all such portions of the 2021-2025 performance unit award shall be paid or vest pursuant to the terms of the original 2021-2025 performance unit award agreement, based on actual performance, but without regard to any continuing employment requirements or proration. Potential payments under the 2021-2025 performance unit award that are scheduled to vest (in whole or in part) after the eighteen- (18-) month period following Tier II Key Employee’s date of termination, shall be forfeited in accordance with the terms of the original 2021-2025 performance unit award agreement and the terms of the Omnibus Plan.
For the avoidance of doubt, no benefits shall be provided under this Section A.2.1(f) for any terminations of employment during a Change in Control Protection Period.
(g)Facility of Payments in the Event of Death After Termination of Employment. Severance payments (made by reason of terminations without Cause or Resignation for Good Reason) which have not yet commenced (i.e., due to the application of a waiting period in accordance with Section 409A), or which have commenced, but are unpaid at death of Tier II Key Employee (i.e., during months six to twelve months after termination), will be paid to Tier II Key Employee’s designated beneficiary or legal representative, as applicable; and,
(h)Other Accrued Amounts. All other accrued amounts or accrued benefits due to Tier II Key Employee shall be paid or provided in accordance with the Company’s benefit plans, programs or policies (other than severance).
A.2.2.Termination Without Cause or Resignation for Good Reason within a Change in Control Protection Period. If Tier II Key Employee’s employment is terminated within a Change in Control Protection Period either (a) by the Company without Cause (and not for death), or (b) by Tier II Key Employee for Good Reason, then

        APPENDIX A

subject to Section E of the Plan and Section F of the Plan, Tier II Key Employee shall be entitled to:

(a)the benefits, payments, and protections specified in Sections A.2.1(a), (c), (e), (g), and (h);
(b)an amount equal to one (1) times Tier II Key Employee’s annual Cash Compensation for the year preceding the calendar year in which a Change in Control occurred, paid in a lump sum on the next regularly scheduled payroll date following the sixtieth (60th) day after Tier I Key Employee’s termination.
(c)a pro-rata portion of Tier II Key Employee’s annual cash incentive for the calendar year in which Tier II Key Employee’s termination of employment occurs (determined by multiplying (x) the amount of such annual cash incentive which would be due for the full calendar year based on the achievement of one hundred percent (100%) of the target level of performance, by (y) a fraction, the numerator of which is the number of days during the calendar year of termination that Tier I Key Employee is employed with the Company and the denominator of which is three hundred sixty-five (365)), which prorated amount shall be paid to the Tier II Key Employee in a lump sum on the next regularly scheduled payroll date following the sixtieth (60th) day after Tier II Key Employee’s termination; provided that, for the avoidance of doubt, (i) if such termination occurs on the last day of the calendar year, the foregoing shall not apply and Section A.2.1(c) shall govern, and (ii) this paragraph shall supersede and apply in lieu of Section 13.1(e) of the Omnibus Plan; and
(d)the treatment of any Equity Awards shall be governed by the Omnibus Plan and the applicable award agreements.
A.2.3.Termination for Any Other Reason. If Tier II Key Employee’s employment is terminated by the Company for any reason not otherwise covered under Section A.2.1 or A.2.2 of this Appendix A, then Tier II Key Employee will be entitled only to those payments and benefits provided under Appendix A Section A.2.1(a), (c) and (h), except where expressly required otherwise pursuant to applicable law or the terms of any applicable Company benefit plan.

        APPENDIX B

RESTRICTIVE COVENANT AND ARBITRATION AGREEMENT
This Restrictive Covenant and Arbitration Agreement (“Agreement” or “Appendix B”) is entered into by and between Cedar Fair, L.P., a Delaware limited partnership, Cedar Fair Management, Inc., an Ohio corporation, and Magnum Management Corporation, an Ohio corporation (collectively, with their Affiliates, the “Company”) and                  (“Participant”), as of _______, 2022 (the “Effective Date”). All capitalized terms not specifically defined herein shall have the definitions set forth in the accompanying Cedar Fair, L.P. Executive and Management Severance Plan (“Plan”). The Company and Participant are entering into this Agreement as a condition of Participant’s eligibility for participation and the opportunity to receive certain Severance Benefits under the Plan, which Participant acknowledges to be good and valuable consideration for Participant’s obligations under this Agreement, in addition to other consideration provided by the Company. Participant and the Company agree as follows:
1.1        Confidentiality.
(a)It is the policy of the Company to maintain as secret and confidential all “Confidential Information” (as defined herein). Each Participant recognizes that the services to be performed by the Participant as an employee of the Company are special and unique, and that by reason of Participant’s employment by the Company, the Participant will acquire, or may have acquired, Confidential Information and the Company hereby agrees to provide Participant with access to certain of its Confidential Information during employment as necessary for Participant to perform his or her duties. As a Participant in the Plan, the Participant recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of the Participant, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of the Participant’s receipt of and access to Confidential Information and Participant’s participation in the Plan, the Participant agrees that at all times during and after employment, the Participant will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information, except as specifically required in the performance of the Participant’s duties, without the prior written consent of the Company, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by the Participant of this Appendix B Section 1.1 or by any other employee of the Company subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to the Participant on a non-confidential basis from a source other than the Company, or its employees or advisors; provided, that such source is not known by the Participant to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Participant is required by law to disclose any Confidential Information; provided that in such case, the Participant shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or

        APPENDIX B

civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(b)The obligations of Participant under this Appendix B Section 1.1 shall survive any termination of this Plan and the Participant’s employment with the Company. During the period of the Participant’s employment with the Company, the Participant shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Participant’s employment with the Company, the Participant agrees that all Confidential Information in the Participant’s possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Participant or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Participant agrees that the provisions of this Appendix B Section 1.1 are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.
(c)For purposes hereof, the term “Confidential Information” means all information developed or used by the Company relating to the “Business” (as herein defined), operations, employees, customers, suppliers and distributors of the Company, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean: (i) the business of amusement and water parks; (ii) the business of leisure theme parks; (iii) any other business engaged in or being developed (including production of materials used in the Company’s businesses) by the Company, or being considered by the Company, at the time of the Participant’s employment termination, regarding which Participant possesses or has access to any

        APPENDIX B

non-public information; and (iv) any joint venture, partnership or agency arrangements relating to the businesses described in (i) through (iii) above.
1.2        Non-Competition.
(a)The Participant agrees that, during the period of the Participant’s employment with the Company and the eighteen- (18-) month period following the Participant’s termination of employment regardless of reason (the “Noncompetition Period”), the Participant will not:
(i)directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, consultant, contractor, director, or otherwise with, or have any financial interest in, or aid, consult, advise, or assist anyone else in the conduct of, any entity or business:
(A)in which ten percent (10%) or more of whose annual revenues are derived from a Business as defined above; and
(B)which conducts business in any locality or region of the United States or Ontario, Canada (whether or not such competing entity or business is physically located in the United States or Canada), or any other area where Business is being conducted by the Company on the date the Participant’s employment ended (or, in the event of an alleged breach by Participant before Participant’s employment ended, on the date of the alleged breach) or in each and every area where the Company intends to conduct such Business as it expresses such intent in the written strategic plan developed by the Company as of the date the Participant’s employment is terminated;
(such entity or business as described in (A) or (B) above, a “Competitor”), or
(ii)either personally or by the Participant’s agent or by letters, circulars or advertisements, and whether for the Participant or on behalf of any other person, company, firm or other entity, except in the Participant’s capacity as an executive of the Company, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into, or effected), directly or indirectly, for or on behalf of the Participant or any other person, any business relating to the services of the type provided by, or orders for business or services similar to those provided by, the Company from any person, company, firm, or other entity who is, or has at any time within two (2) years prior to the date of such action been, a customer or supplier of the Company; provided that the restrictions of Appendix B Section 1.2(a)(i)(y) above shall also apply to any person, company, firm, or other entity with whom the Company is specifically seeking to develop a relationship as a customer or supplier of the Company at the date of such action.

        APPENDIX B

Notwithstanding the forgoing, neither the Participant’s ownership of securities of a public company engaged in competition with the Company not in excess of five percent (5%) of any class of such securities, nor Participant’s post-employment activities conducted in California, while residing and working in the State of California, shall be considered a breach of the covenants set forth in this Appendix B Section 1.2(a). Further, the parties agree that, should a court or arbitrator of competent jurisdiction find that, as to Participant, the Noncompetition Period is overbroad and unenforceable due to the duration of the provision, the court or arbitrator shall reform or modify the duration of the Noncompetition Period to be the maximum legally enforceable period which does not otherwise exceed the Noncompetition Period; in the event the court or arbitrator cannot so reform or modify the duration of the Non-Competition Period, the “Noncompetition Period” shall then mean the period of Participant’s employment and the 12-month period thereafter, but if the court or arbitrator determines that a 12-month post-employment duration would be overbroad, the “Noncompetition Period” shall then mean the period of Participant’s employment and the 9-month period thereafter.
(b)Post-Employment Activities in Virginia. Notwithstanding the foregoing, Participant’s post-employment activities conducted in Virginia while residing and working in the State of Virginia, shall be governed exclusively by the following noncompete covenants in lieu of those set forth in Appendix B, Section 1.2(a).
(i)The Participant agrees that during Participant’s employment and for the 12-month period thereafter, the Participant will not within two hundred and fifty (250) miles of any city in which the Company conducts Business:
(A)directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, serve as an officer or director of, or perform any of the same responsibilities or roles that Participant held at the Company in the capacity an employee, contractor or consultant of, any Competitor; or
(B)directly or indirectly solicit, invite or by any way, manner or means, attempt to induce by any person, company, firm, or other entity who is, or has at any time within two (2) years prior to the date of such action been, a customer or supplier of the Company, to do business with a Competitor or to otherwise cease or reduce business with the Company.
(c)The Participant agrees that, at all times from and after the date of participation, the Participant will not, either personally or by the Participant’s agent or by letters, circulars or advertisements, and whether for the Participant or on behalf of any other person, company, firm, or other entity, except in the Participant’s capacity as an employee of the Company:

        APPENDIX B

(i)seek to persuade any employee of the Company to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or
(ii)solicit or employ any such person at any time within twelve (12) months following the date of cessation of employment of such person with the Company, in any locality or region of the United States or Canada and in each and every other area where the Company conducts its Business;
provided; however, that the restrictions set forth in this Appendix B Section 1.2(b) shall cease upon the expiration of the Noncompetition Period.
1.3        Assignment of Inventions.
(a)The Participant agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which the Participant may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the Business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against the Participant or any of the Participant’s assignees. Participant hereby agrees to waive all moral rights in and to such Inventions. Regardless of the status of the Participant’s employment by the Company, the Participant and the Participant’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.
(b)Whether during or after the Participant’s employment with the Company, the Participant further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure the Participant’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of the Participant’s physical or mental incapacity, or for any other reason whatsoever, the Participant irrevocably designates and appoints the Secretary of the Company as the Participant’s attorney-in-fact to act on Participant’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

        APPENDIX B

(c)Notice to Participants in California and Minnesota: This Agreement does not grant the Company any rights in Inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on a Participant’s own time, unless (a) the Invention relates at the time of conception or reduction to practice (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Participant for the Company, or any Inventions protected under California Labor Code 2870 or Minnesota Statutes 181.78, Otherwise, this Agreement assigns all Inventions not otherwise prohibited by law.
1.4        Return of Company Property. Within ten (10) days following the date of any termination of the Participant’s employment with the Company, the Participant or the Participant’s personal representative shall return all property of the Company in the Participant’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, smart phones, cell phones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the Business, the Company’s customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, the Participant shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing the Participant’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to the Participant’s employment, or termination thereof, with the Company which the Participant received in the Participant’s capacity as an employee participant.
1.5        Resignation as an Officer and Director. Upon any termination of the Participant’s employment, the Participant shall be deemed to have resigned, to the extent applicable as an officer of the Company, a member of the board of directors or similar body of any of the Company’s Affiliates and as a fiduciary of any Company benefit plan. On or immediately following the date of any termination of the Participant’s employment, the Participant shall confirm the foregoing by submitting to the Company in writing a confirmation of the Participant’s resignation(s).
1.6        Cooperation. During and following the Participant’s period of employment, the Participant shall give the Participant’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for the Participant’s employment obligations and prior commitments), in any matter relating to the Participant’s position with the Company, or the Participant’s knowledge as a result thereof as the Company may reasonably request, including the Participant’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which the Participant was involved or had knowledge by virtue of the Participant’s employment with the Company. The Company will reimburse the Participant for reasonable out-of-pocket travel costs and expenses incurred by the Participant (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company.
1.7        Non-Disparagement. During the Participant’s employment with the Company and at any time thereafter, the Participant agrees not to disparage or encourage or induce others to disparage the Company, any of its respective employees that were employed during the

        APPENDIX B

Participant’s employment with the Company or any of its respective past and present, officers, directors, products or services (the “Company Parties”). For purposes of this Appendix B Section 1.7, the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s employees or to any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage any of the Company Parties. Notwithstanding the foregoing, nothing in this Appendix B Section 1.7 shall prevent the Participant from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Appendix B, including, but not limited to, the enforcement of this Appendix B, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Participant.
1.8        Tolling. In the event of any violation of the provisions of this Appendix B Section 1, the Participant acknowledges and agrees that the post-termination restrictions contained in this Appendix B Section 1 shall be extended by a period of time equal to the period of such violation, it being the intention of the Company and the Participant that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
1.9        Survival of Covenants. The provisions of this Appendix B shall survive the termination of the Participant’s employment or the Plan for any reason.

1.10    Arbitration.
(a)Participant and the Company agree, except as provided in Section K of the Plan regarding Claim Administration Matters or as provided in Section 1.10(h) of this Appendix B, that any dispute, claim, or controversy between them, including without limitation disputes, claims, or controversies arising out of or relating to this Agreement or Participant’s employment with the Company or the termination of that employment, shall be settled exclusively by final and binding arbitration in Sandusky, Ohio unless otherwise agreed by the parties. Judgment upon the award of the arbitrators may be entered and enforced in any federal or state court having jurisdiction over the parties. Participant and the Company expressly acknowledge that this agreement to arbitrate applies without limitation to any disputes, claims or controversies between them, including without limitation claims of unlawful discrimination (including without limitation claims under Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act and all amendments to those statutes, as well as state anti-discrimination statutes), harassment, whistleblowing, retaliation, wrongful discharge, constructive discharge, claims related to the payment of wages or benefits, contract claims, and tort claims under federal, state, provincial, or local law, whether created by statute or the common law, but except to the extent that such specifically constitute Claim Administration Matters. By agreeing to submit any and all claims to arbitration (except as provided in Section K of the Plan regarding Claim Administration Matters or as provided in Section 1.10(h) of this Appendix B), Participant and the Company expressly waive any

        APPENDIX B

right that they may have to resolve any disputes, claims, or controversies through any other means, including a jury trial or bench trial.
(b)The arbitration shall be conducted by a panel of three (3) arbitrators in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) except as provided in this Agreement. Within twenty (20) days after notice from one party to the other of the notifying party’s election to arbitrate, each party shall select one (1) arbitrator. Within twenty (20) days after the selection of the two (2) arbitrators by the parties, said arbitrators shall in turn select a third arbitrator. If the two (2) arbitrators cannot agree upon the selection of a third arbitrator, the parties agree that the third arbitrator shall be appointed by the AAA in accordance with AAA’s arbitrator selection procedures, including the provision of a list of potential arbitrators to both parties. Each member of the panel shall be a lawyer admitted to practice law for a minimum of fifteen (15) years.
(c)Participant and the Company waive their right to file any arbitration on a class or collective basis; both Participant and the Company agree to file any arbitration only on an individual basis and agree not to file any arbitration as a representative of any class or group of others. Therefore, neither Participant nor the Company will seek to certify a class or collective arbitration or otherwise seek to proceed in arbitration on a representative basis, and the arbitrators shall have no authority to conduct a proceeding as a class or collective action or to award any relief to a class of employees. Nor shall Participant or the Company participate in any class or collective action involving claims covered by this Agreement, but instead shall arbitrate all claims covered by this Agreement on an individual basis.
(d)The arbitration panel shall have authority to award any remedy or relief that an Ohio or federal court in Ohio could grant in conformity with applicable law on the basis of the claims actually made in the arbitration and within the scope of this Section 1.10. The arbitration panel shall not have the authority either to abridge or change substantive rights available under existing law. Notwithstanding the above, any remedy for an alleged breach of the Agreement, wrongful discharge, or constructive discharge, or claims related to compensation and benefits will be governed solely by the applicable provisions of this Agreement, with no right to compensatory, punitive, or equitable relief (except as provided in Section K of the Plan regarding Claim Administration Matters or as provided in Section 1.10(h) of this Appendix B). Further notwithstanding the foregoing, given the nature of Participant’s position with the Company, the arbitrator shall not have the authority to order reinstatement, and Participant waives any right to reinstatement to the full extent permitted by law.
(e)The arbitrator may award attorneys’ fees and costs to the extent authorized by statute. The arbitration panel shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the panel resolved the issues. The costs of the arbitration panel shall be borne by the parties in accordance with the Employment Arbitration Rules of the AAA.

        APPENDIX B

(f)All arbitration proceedings, including the arbitration panel’s decision and award, shall be confidential. Neither party shall disclose any information or evidence adduced by the other in the arbitration proceedings, or the panel’s award except (i) to the extent that the parties agree otherwise in writing; (ii) as necessary in any subsequent proceedings between the parties, such as to enforce the arbitration award; or (iii) as otherwise compelled by law.
(g)The terms of this arbitration Agreement are severable. The invalidity or unenforceability of any provisions herein shall not affect the application of any other provisions. This Agreement to arbitrate shall be governed by the Federal Arbitration Act. The claims, disputes, and controversies submitted to arbitration will be governed by Ohio law and applicable federal law. The arbitrators shall have exclusive jurisdiction to decide questions regarding the interpretation and enforceability of this Agreement to arbitrate, including but not limited to questions of whether the parties have agreed to arbitrate a particular claim, whether a binding contract to arbitrate has been entered into, and whether the Agreement to arbitrate is unconscionable or otherwise unenforceable; provided however, that it is agreed that the arbitrators shall have no authority to decide any questions as to whether the waiver of class and collective actions is valid or enforceable and all questions of the validity or enforceability of the waiver shall be decided by a court, not the arbitrators, and the court shall stay any arbitration that purports to proceed as a class or collective action or where the claimant in the arbitration seeks to otherwise act in a representative capacity.
(h)The parties agree and acknowledge that the promises and agreements set forth in Sections 1.1 (Confidentiality) and 1.2 (Non-Competition) of this Agreement shall not be subject to the arbitration provisions set forth in this Section 1.10, but rather such claims shall be litigated exclusively in any federal or state court of competent jurisdiction over Sandusky, Ohio. This Agreement to arbitrate does not apply to claims arising under federal statutes that prohibit pre-dispute arbitration agreements. This Agreement to arbitrate does not preclude Participant from filing a claim or charge with a governmental administrative agency, such as the National Labor Relations Board, the Department of Labor, and the Equal Employment Opportunity Commission, or from filing a workers’ compensation or unemployment compensation claim in a statutorily-specified forum.
(i)Nothing in this Agreement prohibits or restricts the Participant (or Participant’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or self-regulatory authority. The Employee further understands that this Agreement does not limit the Employee's ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Employee's right to receive an award for information provided to the SEC staff or any other securities regulatory agency or authority.

        APPENDIX B

1.11    Remedies; Scope. It is specifically understood and agreed that any breach of the provisions of this Appendix B is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of the provisions of this Appendix B, the Company shall be entitled to enforce the specific performance of these Restrictive Covenants by Participant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Furthermore, in addition to the foregoing, the Company shall be entitled to the remedies and relief set forth in Section F of the Plan in the event of any breach of the provisions of Section 1.2 of this Appendix B or a material and willful breach of any other provision of these Restrictive Covenants or the other events described in the Plan. Participant acknowledges and agrees that Participant has received a copy of, and has reviewed, the Plan itself.
Participant has carefully considered the nature and extent of the restrictions upon Participant and the rights and remedies conferred upon the Company under this Appendix B and the Plan, and hereby acknowledges and agrees that the same are reasonable and necessary in time and territory, are intended to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Participant, would not operate as a bar to Participant’s sole means of support, are fully required to protect the business interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Participant.

[Remainder of Page Intentionally Left Blank]

        APPENDIX B

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

For the Company
By__________________________________ Name: ______________________________ Title:________________________________
By the Participant
Signature:____________________________ Print Name: __________________________

B-11